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EXHIBIT 10.24

SEVERANCE/CHANGE IN CONTROL POLICY

1.    PURPOSE

        To provide economic security to covered terminated employees in the event of a "Change of Control" (as defined herein) of the Company, and to assist in recruiting and retaining valued employees in the event of a threatened Change of Control.

2.    SCOPE

        All eligible Employees (as defined below) of ESG Re Limited and its wholly-owned subsidiaries.

3.    EFFECTIVE DATE

        This Plan shall be effective January 1, 2000.

4.    ELIGIBILITY

        Employees of the Company on the date of a Change of Control (with the exception of those employees covered by a contract who have not elected coverage under this Plan in place of any contractually required benefits). No enrollment is necessary for eligibility or coverage under the Plan.

5.    ADMINISTRATION

        This Plan is provided at the discretion of the Company and the Company reserves the right to interpret Plan provisions.

6.    DEFINITIONS

6.1
"Change in Control" shall mean an event, whereby:

(a)
(i) any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) (the "Act")) becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Act) of more than 35% of the then outstanding shares of the company's capital stock entitled to vote generally in the election of directors of the Company; or

(ii)
the stockholders of the Company approve a definitive agreement for (A) the merger or other business combination of the Company with or into another corporation pursuant to which the stockholders of the Company do not own, immediately after the transaction, more than 50% of the voting power of the corporation that survives and is a publicly owned corporation and not a subsidiary of another corporation, or (B) the sale, exchange or other disposition of all or substantially all of the assets of the Company; or

(iii)
during any period of two years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election or the nomination for election by the stockholders of the Company, of each new director was approved by a vote of at least 75% of the directors then still in office who were directors at the beginning of the period; or

(iv)
such other event as the Board of Directors of the Company may designate.

  provided, however, that a "Change of Control" shall not be deemed to have taken place if beneficial ownership is acquired by, or a tender or exchange offer is commenced by, the Company or any of its subsidiaries, any profit-sharing, Employee ownership or other employee benefit plan of the Company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities.

6.2
"Company" shall mean ESG Re Limited and its wholly-owned subsidiaries.

6.3
"Disability" shall mean a disability leave of absence approved by the Company.

6.4
"Employee" shall mean those individuals of the Company who: (a) receive regular paycheques from the Company from under the Company's payroll systems; (b) have been employed by the Company more than one year and (c) work exclusively for the Company. Independent contractors shall not be considered Employees. Nothing herein, however, shall prohibit the Board of Directors of the Company from specially designating an independent contractor an Employee for purposes of receipt of benefits under the Plan.

6.5
"Monthly Change in Control/Severance benefit" shall mean the total of:

(a)
the Employee's Salary (as defined in subsection 6.10 below);

(b)
an amount equal to the average annual bonus payable to the Employee for the past three (3) fiscal years of the Company during which the Employee was in the employ of the Company (or such lesser period for which the Employee was employed, with any bonus payable for any period of employment of less than a full fiscal year annualized for the purposes of this calculation) ending immediately prior to the Termination Date, divided by twelve (12);

(c)
an amount equal to the monthly aggregate value to the Employee of the medical, dental, vision, life insurance, travel accident, and disability insurance benefits offered by the Company. Where appropriate, the "value to the Employee" shall be measured by determining the cost to the Employee of such insurance benefit if the Employee purchased such benefit as an individual on the open market; and

(d)
the aggregate amount of the annual vacation and sick pay to which the Employee is entitled, divided by twelve (12).

6.6
"Plan" shall mean the Company's Change of Control Severance Plan.

6.7
"Resignation" shall mean the termination of employment effected by an Employee. Resignation shall occur on the date an Employee notifies a representative of the Company that the Employee has decided to terminate employment.

6.8
"Resignation for Good Reason" shall mean the resignation of an eligible Employee within sixty (60) days of any action by the Company resulting in: (i) a reduction of the Employee's salary or incentive opportunities; (ii) any significant reduction in the Employee's responsibilities; (iii) the Company's requiring the Employee to be based at any office or location more than thirty-five (35) miles from that location where the Employee principally performs services for the Company; or (iv) any other significant adverse change in the Employee's position. This provision may be waived with the written consent of the Employee.

6.9
"Retirement" shall mean termination of employment at the sole election of an Employee.

6.10
"Salary" shall mean the monthly base salary of an Employee in effect on the last pay date before the Termination Date.

6.11
"Separation" shall mean all involuntary terminations of an Employee's employment other than Termination for Cause. A Separation does not occur: (i) upon the sale or divestiture of a subsidiary or unit of the Company where an individual continues or is offered employment, at the same or another location, with the acquiring company; or (ii) upon the Employee's Resignation or Retirement. An authorized leave of absence is not a Separation nor is the cessation of employment of an Employee who fails to return from an authorized leave of absence.

6.12
"Service" shall mean the number of full years of employment with the Company (including successive or concurrent service with more than one entity included in the term Company) including service with any successor company. With respect to employment with any employer whose company or business is acquired by or merged into the Company, Service shall include all employment with such employer prior to the date of such merger or acquisition.

6.13
"Change in Control/Severance Benefit" shall mean the payment to be made to a Participant under section 8.

6.14
"Termination Date" shall be deemed to be the last day on which an Employee is carried as an active Employee on the records of the Company.

6.15
"Termination for Cause" shall mean the termination of employment resulting from misconduct by an Employee as determined in the good faith belief of the Company that the Employee has engaged in certain acts including, but not limited to, breach of fiduciary duty, theft, fraud, dishonesty, embezzlement, violation of securities laws, violation of non-competition, non-solicitation or confidentiality agreements, falsification of employment application or other business records, gross insubordination, habitual absenteeism or tardiness, willful malfeasance or gross negligence in a material respect in the performance of position responsibilities, adverse or disloyal acts or interests, unethical activity, material violation of Company policies, unsatisfactory performance of the duties and responsibilities of an Employee's position, including, but not limited to, the failure to maintain a satisfactory level of job performance, work output (quality or quantity) not meeting the minimum requirements of the job; work frequently off schedule; or inability to maintain satisfactory employment relationships with others. The determination whether misconduct has occurred rests in the sole discretion or the Company.

7.    QUALIFICATION

        Coverage under the Plan is provided to eligible Employees whose employment terminates during the one (1) year period following a Change of Control, where the employment terminates due to: (a) the Employee's death; (b) Disability; (c) Separation; or (d) Resignation For Good Reason pursuant to Section 6.8 above. Employees who terminate as a result of Resignation, Retirement or a Termination for Cause as described in subsections 6.7, 6.9, or 6.15 respectively, do not qualify for coverage under the Plan. Qualification for coverage under the Plan does not constitute a vested right to benefits under the Plan, however, in the event of a Change of Control, all benefits become fully vested and are not subject to change, modification, or forfeiture by the Employee, except as specified in this plan. An Employee forfeits benefits if the basis for the termination constitutes Termination for Cause under subsection 6.15 prior to the planned Termination Date.

8.    CHANGE IN CONTROL/SEVERANCE BENEFITS

  (a)
  In the event of: (x) a Change of Control, and (y) the Employee's employment terminates during the one (1) year period following a Change of Control due to the Employee's: (i) Death; (ii) Disability; (iii) Separation; or (iv) Resignation For Good Reason, the Employee shall be paid the Monthly Severance Benefit multiplied times the number of months specified in subsection 8(b) below.

  (b)
  All Employees shall be entitled to one (1) month of Severance Benefit for each year of Service up to a maximum payment of six months. The Board of Directors of the Company in its sole discretion may, in using lieu of the formula in the preceding sentence, designate certain officers and Employees to receive benefits by designating them as follows:

  (1)
  Level I Employees, who shall receive twelve (12) times the amount defined in Paragraph 6.5 (a)

  (2)
  Level II Employees, who shall receive twenty-four (24) times the amount defined in Paragraphs 6.5 (a) and 6.5 (b); and

  (3)
  Level III Employees, who shall receive thirty-six (36) times the amounts defined in Paragraphs 6.5 (a), 6.5 (b) and 6.5 (c).

    The Board of Directors may at any time prior to a Change in Control remove or change any such designations.

  (c)
  The Severance Benefit shall be paid in cash in a single lump sum as soon as practicable, but in no event more than thirty (30) days (or at such earlier date required by law), following the Termination Date.

  (d)
  Any statutory severance benefits to which an Employee may be entitled shall be subtracted from the Change in Control/Severance Benefit payable under this Plan.

  (e)
  Any Employee may waive all or any portion of the Severance Benefit payable under the Plan.

9.    UNFUNDED STATUS OF THE PLAN

        The Plan is intended to constitute an "unfunded" plan and all amounts due and benefits provided under the Plan shall constitute general obligations of the Company or a subsidiary in accordance with the terms of the Plan, until the occurrence of a Change of Control. Prior to a Change of Control, an Employee shall have only an unsecured right to payments under the Plan out of the general assets of the Company or a subsidiary. Notwithstanding the foregoing, in the event of a Change of Control the Company shall create an irrevocable trust at a Bank acceptable to both the Company and the majority of the Participants, and shall appoint said Bank as trustee of such trust, to make payments to Participants in accordance with the terms of the Plan. Such trust shall be fully funded by the Company within ten (10) days of a Change of Control, and the Company shall have no authority or control over the investment, disbursement, or payment of the assets of the trust thereafter.

10.  TERMINATION AND AMENDMENT OF THE PLAN

        Notwithstanding anything to the contrary contained in this Plan, for the period of three (3) years following a Change of Control, the provisions of this Plan, including any schedules of benefits, agreements, or exhibits incorporated by reference into, referred to or otherwise necessary to the operation of the Plan, in effect immediately prior to the change of control, shall be binding on any successor to the Company and may not be amended or terminated.

11.  NO GUARANTEE OF EMPLOYMENT CREATED

        Notwithstanding anything in the Plan to the contrary, this Plan shall not constitute an employment contract or give any Employee a right of continued employment or preclude the Company from terminating an Employee's employment.

12.  OTHER OBLIGATIONS

        Nothing in this policy shall supercede any contractual obligations the Company may have to any Employee. In such event the Employee shall not be eligible to receive any benefits under this Plan, unless the Employee expressly elects in writing: (i) to waive the contractual entitlement to any severance benefits specified in any such agreement or agreements, and (ii) elects to receive benefits under this Plan instead. Upon the expiration or non-renewal of any contract providing for severance benefits following a Change of Control, the Employee's contractual right to any special severance benefit will terminate, and the Employee will only be eligible for benefits under this Plan.

13.  TAX WITHHOLDING

        All payments hereunder shall be made net of any and all applicable taxes required by law to be withheld.

14.  GOVERNING LAW

        The Plan shall be governed by the laws of Bermuda, except with respect to its conflicts of laws principles.

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SEVERANCE/CHANGE IN CONTROL POLICY